EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	October 20, 2008
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

Porterville, CA – October 20, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the nine months ended September 30, 2008. Sierra Bancorp generated a 21.96% return on average equity and a 1.77% return on average assets for the quarter. Net income for the third quarter of 2008 was $5.8 million, compared to $5.3 million in the same quarter a year ago. Diluted earnings per share increased 11%, to $0.59 in the third quarter of 2008 from $0.53 per diluted share in the third quarter of 2007. Net income was higher due in large part to solid growth in core non-interest income and a respectable increase in net interest income. Non-recurring items that had a favorable impact on net income for the quarter include a gain on the exchange of certain bank-owned life insurance (BOLI) policies, and the reversal of a tax reserve. These favorable results were achieved despite interest reversals necessitated by an increase in non-performing assets, a higher loan loss provision, and higher overhead expenses.

For the first nine months of 2008 net income was $15.3 million, diluted earnings per share were $1.56, return on average equity was 19.87%, and return on average assets was 1.60%. Income was down relative to the first nine months of 2007, because 2007 year-to-date results include a $1.6 million pre-tax gain on the sale of credit card loans recognized in the second quarter of that year.

Notable balance sheet changes from December 31, 2007 to September 30, 2008 include the following: Total deposits increased $111 million, or 13%, with most of the increase coming in time deposits; Federal Home Loan Bank (FHLB) borrowings were reduced by $39 million, or 20%; investment balances are up by $61 million, or 33%; and non-performing assets increased $15 million, due in part to a $6 million loan that is more than 90 days past due with regard to principal but for which we are still accruing interest.

“We are delighted by Sierra Bancorp’s strong financial performance and stability in what has proven to be an extremely difficult economic environment, particularly for financial institutions,” commented James C. Holly, President and CEO. “Like most other banks that have been actively lending over the past few years, we have credit issues to contend with,” he noted, “but our balanced and diversified approach to banking has built a strong base of capital and liquidity, and has enhanced our net interest margin and non-interest income to help compensate for current credit quality issues.”

Financial Highlights

The most significant impact on the Company’s net income for the third quarter of 2008 relative to the third quarter of 2007 came from a $1 million increase in non-interest income, which was driven by a $984,000 increase in service charges on deposits. Service charge income on deposits increased by 47% for the quarter and by 53% for the comparative nine month periods, primarily due to returned item and overdraft fees generated by new consumer checking accounts, mid-year fee increases in both 2007 and 2008, and enhanced overdraft management and collection capabilities for all transaction accounts.

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Sierra Bancorp Financial Results

October 20, 2008

All other non-interest revenue increased by $55,000, or 5%, for the quarter, but fell by $1.4 million, or 26%, for the nine-month period. The drop for the year-to-date period is primarily due to the $1.6 million pre-tax gain on the sale of credit card loans in the second quarter of 2007. Another significant non-recurring item having an impact on non-interest income in both the quarter and year-to-date periods is a non-taxable gain of approximately $350,000, resulting from our exchange of certain separate account BOLI policies related to director and executive deferred compensation plans in the third quarter of 2008. The gain effectively offset deferred-compensation related losses on separate account BOLI for the third quarter of 2008, so the quarter-over-quarter comparison of total BOLI income shows virtually no change. The gain wasn’t large enough to offset year-to-date losses on separate account BOLI, however, and total BOLI income for the nine-month period thus shows a decline of $379,000. Other non-recurring items contributing to the change in non-interest income for the first nine months of 2008 relative to 2007 include the following: A gain of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; an $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and a $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006.

Turning to overhead expense, salaries and benefits increased by $601,000, or 15%, for the third quarter of 2008 and by $409,000, or 3%, for the first nine months of 2008, relative to like periods in 2007. The increase is the result of normal annual salary increases, staff additions for new offices, and staffing enhancements to help manage problem assets. Also having an impact were fluctuations in salaries that are associated with successful loan originations and thus deferred pursuant to FAS 91. Because of lower loan origination activity in the third quarter of 2008 relative to the third quarter of 2007 our FAS 91 deferral declined by $247,000, thus increasing salaries expense by the same amount. The deferral was $174,000 higher for the comparative year-to-date periods, however, due in large part to a third quarter 2007 re-evaluation of, and subsequent increase in, standardized per loan origination costs. Participant losses on deferred compensation plans contributed to a decline in deferred compensation expense totaling $183,000 for the third quarter and $463,000 for the first nine months of 2008, partially offsetting the aforementioned increases in salaries and benefits.

Occupancy expense increased by $37,000, or 2%, for the third quarter but declined by $43,000, or 1%, for the nine-month period. Normal annual increases in rent and maintenance and increases related to new offices were partially offset for the quarter and entirely offset for the year-to-date period by lower furniture and equipment depreciation, resulting from certain high-cost items becoming fully depreciated. The drop for the first nine months of 2008 would have been greater if not for an $80,000 increase in property taxes resulting from property tax refunds received in the first quarter of the previous year.

Other non-interest expenses increased by $833,000, or 27%, for the quarter, and by $550,000, or 6%, in the first nine months of 2008 relative to the first nine months of 2007. Significant increases in this category for the comparative 2008 and 2007 periods include the following: OREO properties were written down by $362,000 in the third quarter of 2008, with the write-down reflected in other non-interest expense; other lending-related costs, including appraisal costs, inspection expenses, demand and foreclosure costs, and legal expenses associated with collections, were up by $365,000 for the quarter and by $703,000 for the year-to-date period; and a legal settlement and non-recurring operations-related loss added $191,000 to non-interest expense in the third quarter of 2008. Additional increases are evident in marketing costs, supplies expense, and FDIC assessments. These increases were partially offset by expense reductions for the comparative periods, including the following: the elimination of costs associated with credit cards due to the sale of our credit card portfolio last year, resulting in a comparative expense reduction of $249,000 for the quarter and $589,000 for the nine-month period; and

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Sierra Bancorp Financial Results

October 20, 2008

a reduction in directors’ deferred compensation expense accruals totaling $219,000 for the quarter and $440,000 for the year-to-date period, due to participant losses on balances associated with deferred directors’ fees. Additional non-recurring items that did not impact the quarterly comparison but which are reflected in year-to-date 2008 results include a $104,000 EFT processing rebate received in the second quarter of 2008, one-time EFT and ATM incentives totaling $242,000 received in the first quarter of 2008, a $54,000 insurance recovery on check fraud losses received in the second quarter of 2008, and $83,000 in initiation costs associated with our new mortgage program that were incurred in the second quarter of 2008.

Relative to the same periods in 2007, net interest income increased by $951,000, or 7%, for the quarter, and by $715,000, or 2%, for the nine-month period. This is due primarily to an increase in average interest-earning assets, which were $91 million higher for the quarter and $66 million higher for the year-to-date period, although the benefit created by higher earning assets was partially offset by a lower net interest margin. The Company’s net interest margin was 5.19% in the third quarter of 2008 relative to 5.25% in the third quarter of 2007, and 5.11% for the first nine months of 2008 relative to 5.33% for the first nine months of 2007. Non-recurring events affecting our net interest margin in the third quarter of 2008 include the reversal of $118,000 in accrued but unpaid interest on loans placed on non-accrual during the quarter, and the accelerated recognition of $211,000 in loan fees in conjunction with the pay-off of a loan participation. In addition to these items, year-to-date net interest income was adversely impacted by $480,000 in interest reversals on loans placed on non-accrual in the second quarter of 2008. Also having a negative effect on our net interest margin for both the quarter and year-to-date periods were an increase in average non-performing assets, and a decline in average non-interest bearing demand deposits. The unfavorable factors impacting our net interest margin were partially offset by higher average balances for NOW accounts, and a lower cost of overnight borrowings in the third quarter of 2008 due to large amounts of liquidity injected into the financial system by the Federal Reserve.

For the first nine months of 2008 versus the same period in 2007, the largest impact on net income came from an increase of $3.5 million, or 153%, in the loan loss provision. For the third quarter comparison, the loan loss provision increased by $200,000, or 29%. The relatively large loan loss provision in 2008 can be explained in part by net charge-offs, which increased by $1.6 million for the quarter and by $5.1 million for the year-to-date period. However, many of the charged-off loan balances had specific reserves allocated to them as of the beginning of the respective periods and charging them off did not necessarily create the need for reserve replenishment. Much of the 2008 loan loss provision was necessitated by the enhancement of specific reserves on acquisition and development loans and residential construction loans, pursuant to deterioration in the liquidity of some developers and based on recent appraisals.

Another item having a relatively large impact on net income for the third quarter of 2008 is the release of a reserve held against our deferred tax asset. The reserve was established last year, due to the tentative nature of tax benefits resulting from long-term capital losses on our investment in a title insurance holding company. Upon finalization of 2007 tax returns, however, we were able to realize those tax benefits and thus released the reserve, which reduced our tax provision for the third quarter of 2008 by approximately $230,000.

As noted above, balance sheet changes during the first nine months of 2008 include sizeable increases in deposits and investment securities. Total deposits increased by $111 million, or 13%. Most of the deposit growth was in time deposits, including a $50 million increase in collateralized balances from public entities and a $47 million increase in wholesale-sourced brokered deposits. Combined NOW/savings balances were up by $15 million, or 11%, and money market deposits increased by $12 million, or 9%. Non-interest bearing demand deposits, however, show a year-to-date decline of $22 million, or 9%, due in part to a deposit customer that wired $11 million out of the Bank just prior

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Sierra Bancorp Financial Results

October 20, 2008

to quarter-end and re-deposited the money at the beginning of October. We let $39 million in FHLB borrowings roll off due to the aggregate deposit influx. Additionally, much of the cash flow generated by the increase in deposits was utilized to increase investment balances by $61 million, or 33%, because the investment environment was conducive to increasing our relative level of mortgage-backed securities. Gross loan balances increased by $29 million, or 3%, during the first nine months of 2008, including approximately $10 million in mortgage loans purchased during the third quarter. Organic loan growth in most of our branches is low relative to prior years, due in part to large prepayments and heightened selectivity on the part of the Company in a difficult credit environment.

Total non-performing assets increased by $15 million, or 156%, during the first nine months of 2008, ending the third quarter at $25 million. Much of the increase in the third quarter came from a $6 million loan that became 90 days past due with regard to principal, but for which we are still accruing interest based on the likelihood of a full recovery of all principal and interest. The year-to-date increase also includes non-performing acquisition and development and residential construction loans, SBA loans placed on non-accrual status, and additional foreclosed properties. Specific loss reserves are allocated to non-performing loans based on loss expectations, which for real estate loans are based on current appraisals and the expected timing of resolution. Mr. Holly commented further on credit quality with the following statement: “We have been aggressive in identifying problem assets, and non-performing balances have risen quite dramatically as a consequence, but we feel that the expeditious identification and handling of these assets can in many cases result in more favorable resolution. Furthermore, we are comfortable that we have adequately reserved for all known credit issues at this point in time, although we are not entirely confident that systemic financial stability has been achieved and a degree of uncertainty remains.”

Our detailed analysis indicates that as of September 30, 2008, our $11.3 million allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.18% of total loans at September 30, 2008, relative to 1.35% at June 30, 2008 and 1.33% at year-end 2007. The decline in the ratio in the third quarter is primarily due to the write-down against the allowance of real-estate secured loans prior to their foreclosure and acquisition into OREO.

Certain amounts reported for 2007 have been reclassified to be consistent with the reporting for 2008, including certain late charges on loans totaling $59,000 for the third quarter of 2007 and $193,000 for the nine-month period ended September 30, 2007 that were moved from “Other Non-Interest Income” to “Interest Income.” For the sake of consistency, a similar adjustment was made to previously reported numbers for 2008 (year-to-date through June 30th), reclassifying $160,000 from “Other Non-Interest Income” to “Interest Income.”

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.3 billion in total assets and currently maintains 22 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In May 2008, Sierra Bancorp was recognized by U.S. Banker magazine as the best performing mid-tier bank in the nation based on 2007 return on equity, and the 6th bank overall based on 3-year average return on equity.

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Sierra Bancorp Financial Results

October 20, 2008

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

October 20, 2008

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2008	9/30/2007	% Change	9/30/2008	9/30/2007	% Change
Interest Income	$20,082	$22,250	-9.7%	$60,014	$66,390	-9.6%
Interest Expense	5,009	8,128	-38.4%	16,782	23,873	-29.7%

Net Interest Income	15,073	14,122	6.7%	43,232	42,517	1.7%
Provision for Loan & Lease Losses	900	700	28.6%	5,820	2,302	152.8%

Net Int after Provision	14,173	13,422	5.6%	37,412	40,215	-7.0%
Service Charges	3,089	2,105	46.7%	8,294	5,434	52.6%
Loan Sale & Servicing Income	12	14	-14.3%	31	1,656	-98.1%
Other Non-Interest Income	1,244	1,185	5.0%	3,974	3,805	4.4%
Gain (Loss) on Investments	—	2	-100.0%	58	14	314.3%

Total Non-Interest Income	4,345	3,306	31.4%	12,357	10,909	13.3%
Salaries & Benefits	4,646	4,045	14.9%	13,552	13,143	3.1%
Occupancy Expense	1,738	1,701	2.2%	4,765	4,808	-0.9%
Other Non-Interest Expenses	3,929	3,096	26.9%	9,391	8,841	6.2%

Total Non-Interest Expense	10,313	8,842	16.6%	27,708	26,792	3.4%
Income Before Taxes	8,205	7,886	4.0%	22,061	24,332	-9.3%
Provision for Income Taxes	2,433	2,616	-7.0%	6,765	8,254	-18.0%

Net Income	$5,772	$5,270	9.5%	$15,296	$16,078	-4.9%

Tax Data
Tax-Exempt Muni Income	$599	$559	7.2%	$1,777	$1,664	6.8%
Tax-Exempt BOLI Income	$322	$327	-1.5%	$561	$940	-40.3%
Interest Income - Fully Tax Equiv	$20,405	$22,551	-9.5%	$60,971	$67,286	-9.4%
Net Charge-Offs (Recoveries)	$2,247	$608		$6,822	$1,686

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2008	9/30/2007	% Change	9/30/2008	9/30/2007	% Change
Basic Earnings per Share	$0.60	$0.54	11.1%	$1.60	$1.66	-3.6%
Diluted Earnings per Share	$0.59	$0.53	11.3%	$1.56	$1.60	-2.5%
Common Dividends	$0.17	$0.16	6.3%	$0.51	$0.46	10.9%
Wtd. Avg. Shares Outstanding	9,623,683	9,672,247		9,586,589	9,713,097
Wtd. Avg. Diluted Shares	9,765,122	10,008,463		9,777,633	10,076,118
Book Value per Basic Share (EOP)	$11.26	$10.15	10.9%	$11.26	$10.15	10.9%
Tangible Book Value per Share (EOP)	$10.69	$9.58	11.6%	$10.69	$9.58	11.6%
Common Shares Outstanding (EOP)	9,666,391	9,719,919		9,666,391	9,719,919

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Return on Average Equity	21.96%	22.16%	19.87%	23.17%
Return on Average Assets	1.77%	1.73%	1.60%	1.78%
Net Interest Margin (Tax-Equiv.)	5.19%	5.25%	5.11%	5.33%
Efficiency Ratio (Tax-Equiv.)	51.83%	49.38%	49.08%	48.87%
Net C/O’s to Avg Loans (not annualized)	0.24%	0.07%	0.74%	0.19%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2008	9/30/2007	% Change	9/30/2008	9/30/2007	% Change
Average Assets	$1,298,989	$1,206,325	7.7%	$1,273,119	$1,207,958	5.4%
Average Interest-Earning Assets	$1,179,876	$1,089,233	8.3%	$1,154,160	$1,088,602	6.0%
Average Gross Loans & Leases	$934,978	$902,928	3.5%	$926,031	$899,624	2.9%
Average Deposits	$965,538	$914,180	5.6%	$922,381	$899,545	2.5%
Average Equity	$104,546	$94,362	10.8%	$102,818	$92,796	10.8%

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Sierra Bancorp Financial Results

October 20, 2008

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	9/30/2008	12/31/2007	9/30/2007	Annual Chg
ASSETS
Cash and Due from Banks	$33,237	$44,022	$38,166	-12.9%
Securities and Fed Funds Sold	245,916	184,917	184,557	33.2%
Agricultural	11,918	13,103	12,296	-3.1%
Commercial & Industrial	145,222	140,323	135,934	6.8%
Real Estate	707,425	696,110	683,352	3.5%
SBA Loans	20,447	20,366	20,820	-1.8%
Consumer Loans	68,461	54,731	54,163	26.4%

Gross Loans & Leases	953,473	924,633	906,565	5.2%
Deferred Loan Fees	(1,674)	(3,045)	(3,242)	-48.4%

Loans & Leases Net of Deferred Fees	951,799	921,588	903,323	5.4%
Allowance for Loan & Lease Losses	(11,275)	(12,276)	(12,195)	-7.5%

Net Loans & Leases	940,524	909,312	891,128	5.5%
Bank Premises & Equipment	19,024	18,255	18,612	2.2%
Other Assets	78,206	77,229	75,614	3.4%

Total Assets	$1,316,907	$1,233,735	$1,208,077	9.0%

LIABILITIES & CAPITAL
Demand Deposits	$221,560	$243,764	$231,831	-4.4%
NOW / Savings Deposits	153,532	138,378	142,956	7.4%
Money Market Deposits	138,181	126,347	144,303	-4.2%
Time Certificates of Deposit	447,761	341,658	367,489	21.8%

Total Deposits	961,034	850,147	886,579	8.4%
Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	199,545	237,082	173,623	14.9%

Total Deposits & Int.-Bearing Liab.	1,191,507	1,118,157	1,091,130	9.2%
Other Liabilities	16,525	16,114	18,322	-9.8%
Total Capital	108,875	99,464	98,625	10.4%

Total Liabilities & Capital	$1,316,907	$1,233,735	$1,208,077	9.0%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	9/30/2008	12/31/2007	9/30/2007	Annual Chg
Non-Accruing Loans	$14,307	$9,052	$1,246	1048.2%
Over 90 Days PD and Still Accruing	6,395	—	—	100.0%
Foreclosed Assets	3,909	556	—	100.0%

Total Non-Performing Assets	$24,611	$9,608	$1,246	1875.2%

Non-Perf Loans to Total Loans	2.17%	0.98%	0.14%
Non-Perf Assets to Total Assets	1.87%	0.78%	0.10%
Allowance for Ln Losses to Loans	1.18%	1.33%	1.35%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2008	12/31/2007	9/30/2007
Shareholders Equity / Total Assets	8.3%	8.1%	8.2%
Loans / Deposits	99.2%	108.8%	102.3%
Non-Int. Bearing Dep. / Total Dep.	23.1%	28.7%	26.1%

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